As filed with the Securities and Exchange Commission on June 28, 2022

Registration No. 333-231752

Registration No. 333-230173

Registration No. 333-204313

Registration No. 333-197025

Registration No. 333-167818

Registration No. 333-140950

Registration No. 333-122881

Registration No. 333-113149

Registration No. 333-103510

Registration No. 333-70948

Registration No. 333-33336

Registration No. 333-04615

UNITED STATES

Securities and Exchange Commission

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration No. 333-231752

Form S-8 Registration No. 333-230173

Form S-8 Registration No. 333-204313

Form S-8 Registration No. 333-197025

Form S-8 Registration No. 333-167818

Form S-8 Registration No. 333-140950

Form S-8 Registration No. 333-122881

Form S-8 Registration No. 333-113149

Form S-8 Registration No. 333-103510

Form S-8 Registration No. 333-70948

Form S-8 Registration No. 333-33336

Form S-8 Registration No. 333-04615

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TIVITY HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	62-1117144
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

701 Cool Springs Boulevard

Franklin, Tennessee 37067

(Address, including zip code, of principal executive offices)

Tivity Health, Inc. Second Amended and Restated 2014 Stock Incentive Plan

Nutrisystem Stock Incentive Plan

Healthways, Inc. Amended and Restated 2014 Stock Incentive Plan

Healthways, Inc. 2014 Stock Incentive Plan

Healthways, Inc. 2007 Stock Incentive Plan

American Healthways, Inc. 1996 Stock Incentive Plan

American Healthways, Inc. 2001 Stock Option Plan for New Employees

American Healthcorp, Inc. 1996 Stock Incentive Plan

(Full title of the plan)

J. Raymond Bilbao

Chief Legal Officer & Corporate Secretary

Tivity Health, Inc.

701 Cool Springs Boulevard

Franklin, Tennessee 37067

Telephone: (800) 869-5311

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements (collectively, the “Registration Statements”) of Tivity Health, Inc. (the “Company”):

•

Registration Statement No. 333-231752, registering shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), issuable pursuant to the Tivity Health, Inc. Second Amended and Restated 2014 Stock Incentive Plan, filed with the Securities and Exchange Commission (the “SEC”) on May 24, 2019;

•	Registration Statement No. 333-230173, registering shares of Common Stock, issuable pursuant to the Nutrisystem Stock Incentive Plan, filed with the SEC on March 8, 2019;

•	Registration Statement No. 333-204313, registering shares of Common Stock, issuable pursuant to the Healthways, Inc. Amended and Restated 2014 Stock Incentive Plan, filed with the SEC on May 19, 2015;

•	Registration Statement No. 333-197025, registering shares of Common Stock, issuable pursuant to the Healthways, Inc. 2014 Stock Incentive Plan, filed with the SEC on June 25, 2014;

•	Registration Statement No. 333-167818, registering shares of Common Stock, issuable pursuant to the Healthways, Inc. 2007 Stock Incentive Plan, filed with the SEC on June 25, 2010;

•	Registration Statement No. 333-140950, registering shares of Common Stock, issuable pursuant to the Healthways, Inc. 2007 Stock Incentive Plan, filed with the SEC on February 28, 2007;

•	Registration Statement No. 333-122881, registering shares of Common Stock, issuable pursuant to the American Healthways, Inc. 1996 Stock Incentive Plan, filed with the SEC on February 17, 2005;

•	Registration Statement No. 333-113149, registering shares of Common Stock, issuable pursuant to the American Healthways, Inc. 1996 Stock Incentive Plan, filed with the SEC on February 27, 2004;

•	Registration Statement No. 333-103510, registering shares of Common Stock, issuable pursuant to the American Healthways, Inc. 1996 Stock Incentive Plan, filed with the SEC on February 28, 2003;

•

Registration Statement No. 333-70948, registering shares of Common Stock, issuable pursuant to the American Healthways, Inc. 2001 Stock Option Plan for New Employees, filed with the SEC on October 4, 2001;

•	Registration Statement No. 333-33336, registering shares of Common Stock, issuable pursuant to the American Healthways, Inc. 1996 Stock Incentive Plan, filed with the SEC on March 27, 2000; and

•	Registration Statement No. 333-04615, registering shares of Common Stock, issuable pursuant to the American Healthcorp, Inc. 1996 Stock Incentive Plan, filed with the SEC on May 28, 1996.

On April 5, 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 5, 2022, by and among the Company, Titan-Atlas Parent, Inc., presently known as Tivity Health OpCo Parent, Inc., a Delaware corporation (“Parent”), and Titan-Atlas Merger Sub, Inc., a Delaware corporation (“Merger Sub”), providing for the acquisition of the Company by affiliates of Stone Point Capital LLC (“Stone Point Capital”), subject to the terms and conditions set forth therein (the “Merger”).

On June 28, 2022, the Merger became effective as a result of the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”). As a result of the Merger, except as otherwise provided in the Merger Agreement, at the Effective Time, each share of Common Stock, issued and outstanding immediately prior to the Effective Time was converted into the right to receive $32.50 in cash, without interest (the “Transaction Consideration”). In addition:

•	each option to purchase Common Stock outstanding immediately prior to the Effective Time (each, an “Company Option”), whether vested or unvested, was cancelled and entitles the holder to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the number of shares of Common Stock subject to such Company Option as of immediately prior to the Effective Time and (ii) the excess, if any, of the Transaction Consideration over the exercise price per share of such Company Option. Any Company Options outstanding with an exercise price equal to or in excess of the per share Transaction Consideration was cancelled without any payment to the holder thereof;

•

each market stock unit award of the Company (each, a “Company MSU Award”) outstanding immediately prior to the Effective Time became vested, was cancelled and entitles the holder thereof to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the number of shares of Common Stock that would have vested pursuant to the terms of such Company MSU Award based on actual performance through the Effective Time, and (ii) the Transaction Consideration; and

•

each restricted stock unit award of the Company (each, a “Company RSU Award”) outstanding immediately prior to the Effective Time, subject to certain exceptions, became fully vested, was cancelled and entitles the holder to receive an amount in cash (without interest and subject to applicable withholding taxes) equal to the product of (i) the number of shares of Common Stock subject to the Company RSU Award and (ii) the Transaction Consideration.

As a result of the consummation of the Transactions, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. Effective upon filing hereof, the Company hereby removes from registration all shares of Common Stock registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee, on June 28, 2022.

TIVITY HEALTH, INC.

By:	/s/ J. Raymond Bilbao
	Name:	J. Raymond Bilbao
	Title:	Chief Legal Officer & Corporate Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act.